Exhibit 99.1

For More Information:

bea.com/investors

BEA To Request Hearing Regarding Nasdaq Staff Determination Letter

SAN JOSE, Calif. – Sept. 15, 2006 – BEA Systems, Inc. today announced that it will request a hearing before the Nasdaq Listing Qualifications Panel to review a Nasdaq Staff Determination letter stating that the Company is not in compliance with Nasdaq Marketplace Rule 4310(c)(14) and, therefore, its common stock is subject to delisting. As anticipated, the letter was issued in accordance with Nasdaq procedures due to the delayed filing of the Company’s Form 10-Q for the second quarter ended July 31, 2006. There can be no assurance that the Panel will grant the Company’s request for continued listing. Pending a decision by the Panel, BEA shares will remain listed on the Nasdaq Stock Market.

As previously announced, the Audit Committee of BEA’s Board of Directors is conducting an internal review of BEA’s historical stock option grants, with the assistance of independent legal counsel. The Audit Committee is making every effort to complete its review, and the Company will make every effort to file its Form 10-Q as promptly as practicable after the internal review is completed.

About BEA

BEA Systems, Inc. (Nasdaq: BEAS) is a world leader in enterprise infrastructure software. BEA delivers the unified SOA platform for business transformation and optimization in order to improve cost structures and grow new revenue streams. Information about how BEA is enabling customers to achieve Business LiquidITy™ can be found at bea.com.

###

BEA, Tuxedo, WebLogic, and BEA WebLogic Server are registered trademarks and BEA WebLogic Enterprise Platform, BEA WebLogic Integration, BEA WebLogic Portal, BEA WebLogic JRockit, BEA WebLogic Platform, BEA WebLogic Express, BEA WebLogic Workshop, BEA WebLogic Java Adapter for Mainframe, BEA Liquid Data for WebLogic, BEA eLink, Business

LiquidITy and BEA WebLogic Enterprise Security are trademarks of BEA Systems, Inc. All other company and product names may be the subject of intellectual property rights reserved by third parties.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, relating to the Company’s plans to request a hearing before the Nasdaq Listing Qualifications Panel. Forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated by the forward-looking statements. There can be no assurance concerning the outcome of the hearing request or the internal review. For more details, please refer to our SEC filings, including our Annual Report of Form 10-K for the fiscal year ended January 31, 2006, and our Current Reports on Form 8-K, as well as similar disclosures in subsequent SEC filings. The forward-looking statements and risks stated in this press release are based on information available to BEA today. BEA assumes no obligation to update them.

Contact Information:

Investor Contact:

Kevin Faulkner

Investor Relations

BEA Systems, Inc.

+1-408-570-8293

kevin.faulkner@bea.com

Media and Industry Analyst Contact:

May Petry

BEA Systems, Inc.

+1-408-570-8704

may.petry@bea.com